Exhibit 99.1

DJO Investor/Media Contact: DJO Global, Inc. Mark Francois, Director of Investor Relations 760.734.4766 mark.francois@DJOglobal.com FOR IMMEDIATE RELEASE

MICHAEL P. MOGUL APPOINTED NEW CEO OF DJO

- Former Stryker Executive to Lead DJO’s Future Development -

SAN DIEGO, CA, May 31, 2011 — DJO Global, Inc. (“DJO” or the “Company”), a leading provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced that its Board of Directors has named Michael P. Mogul as the Company’s new chief executive officer, effective June 13, 2011.  Mr. Mogul will succeed Les Cross, DJO’s current President and CEO, who will assume the role of Chairman.

Mr. Mogul most recently served as Stryker Corporation’s Group President, Orthopaedics, a business providing in excess of $3.5 billion of Reconstructive and Trauma implants worldwide.

“I am extremely pleased that Mike is joining DJO,” said Les Cross, President and Chief Executive Officer. “Mike’s global sales and marketing experience combined with his proven track record of successfully accelerating revenue growth will help take DJO to the next level of performance. We are very pleased to have attracted such a well qualified leader with a strong culture of achievement and I am confident Mike will strengthen DJO’s global market position. I look forward to working with him to grow and build the company.”

“I am honored to join the talented leadership team at DJO and looking forward to helping them grow the company in new and existing markets,” said Mr. Mogul. “DJO has a proud history of innovation, world class customer service and a terrific corporate culture, which make it an exciting platform on which to build.”

-more-

Mr. Mogul brings 22 years of sales and marketing experience in orthopedics to DJO Global from Stryker Corporation. Most recently, since 2005, Mr. Mogul has been instrumental in rebuilding and driving strong and sustained performance in Stryker’s Orthopaedics business, which is its largest segment.

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices and services that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Dr. Comfort, Empi®, ProCare® and DJO® Surgical.  For additional information on the Company, please visit www.DJOglobal.com.

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